Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

UNITED ADOPTS TAX BENEFITS PRESERVATION PLAN TO PROTECT VALUABLE TAX ASSETS

Preserving long-term stockholder value by adopting a rights plan intended to protect tax assets Rights plan in effect immediately; will be submitted for stockholder ratification at 2021 annual meeting

CHICAGO, Dec. 4, 2020 – United Airlines Holdings, Inc. (“UAL” and, together with its consolidated subsidiaries, the “Company”) today announced that its Board of Directors has unanimously adopted a tax benefits preservation plan (the Plan) to preserve and protect the Company’s ability to use its large net operating loss carryforwards (NOLs) and other tax assets under Section 382 of the Internal Revenue Code (the Code). The Plan is similar to plans adopted by other companies with significant NOLs.

As of Sept.30, 2020, UAL reported consolidated federal NOLs of approximately $8.2 billion. These NOLs, which have increased significantly in recent months, are available to reduce the Company’s future federal income tax expense and represent significant value to the Company. The purpose of the Plan is to protect the Company’s ability to use these tax assets, which would be substantially limited if the Company experienced an “ownership change” within the meaning of Section 382 of the Code. Generally, an “ownership change” occurs if the percentage of UAL’s stock owned by one or more of its “5-percent shareholders” (as such term is defined in Section 382 of the Code) increases by more than 50 percentage points over a rolling three-year period.

In light of the volatility and decline in the market price of UAL’s common stock resulting from the sharp decline in demand for air travel caused by the COVID-19 pandemic and other macroeconomic factors and in light of potential transactions involving the sale or issuance of UAL common stock, UAL’s Board of Directors determined to adopt the Plan to prevent an inadvertent impairment of the Company’s NOLs.

Pursuant to the Plan, UAL will issue, by means of a dividend, one preferred share purchase right for each outstanding share of UAL common stock to stockholders of record at the close of business on December 14, 2020. Stockholders are not required to take any action to receive the rights. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of UAL common stock.

UAL intends to submit the Plan to a vote of its stockholders at its 2021 annual meeting. The Plan will expire on the first business day following the certification of the voting results for UAL’s 2021 annual meeting, unless UAL’s stockholders ratify the Plan at such meeting, in which case the Plan will continue in effect until Dec. 4, 2023, unless terminated earlier in accordance with its terms.

Under the Plan, the rights generally become exercisable only if a person or group (an “acquiring person”) acquires beneficial ownership of 4.9% or more of the outstanding shares of UAL common stock in a transaction not approved by the Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of UAL common stock at a 50% discount. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of UAL common stock per outstanding right, subject to adjustment. Except as provided in the Plan, the Board is entitled to redeem the rights at $0.001 per right.

If a person or group beneficially owns 4.9% or more of the outstanding shares of UAL common stock prior to today’s announcement of the Plan, then that person’s or group’s existing ownership percentage will be grandfathered. However, grandfathered shareholders will generally not be permitted to acquire any additional shares.

Additional information regarding the Plan will be contained in a Current Report on Form 8-K to be filed by UAL with the U.S. Securities and Exchange Commission.

Sidley Austin LLP is acting as legal counsel to UAL.

About United

United’s shared purpose is ”Connecting People. Uniting the World.” For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of UAL is traded on the Nasdaq under the symbol “UAL”.

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